Exhibit 4.4

DATE	1999

ANUTECH PTY LTD

and

PRAXIS PHARMACEUTICALS AUSTRALIA PTY LTD

EXCLUSIVE LICENCE AGREEMENT

AMP Tower

1 Hobart Place

CANBERRA CITY ACT 2600

Tel: (02) 6218 6500

Fax: (02) 6218 6525

Ref: G. Marques

BRISBANE • CANBERRA • MELBOURNE • SYDNEY

TABLE OF CONTENTS

1.	INTERPRETATION
1.1	Definitions
1.2	Construction
1.3	Precedence

2.	GRANT OF LICENCE
2.1	Grant of licence
2.2	Anutech’s Rights

3.	ROYALTIES

4.	REPORTS
4.1	Reporting requirements
4.2	Interest
4.3	Foreign Currencies
4.4	Payment Mechanics
4.5	Praxis to keep accounts and records
4.6	Inspection of accounts
4.7	Settlement of Discrepancies
4.8	Cost of Audit

5.	GST

6.	EXPLOITATION OF LICENSED PATENTS
6.1	Praxis’ objectives
6.2	Praxis’ specific obligations

7.	SUB-LICENSING
7.1	Right to Sub-Licence
7.2	Sub-Licence terms
7.3	Research Licences

8.	CONFIDENTIAL INFORMATION
8.1	Obligations of the parties
8.2	Exceptions to obligations
8.3	Rights in Confidential Information
8.4	Term of obligation
8.5	Permitted disclosures
8.6	Further Disclosure

9.	USE OF NAME

10.	IMPROVEMENTS BY PRAXIS

11.	ADDITIONS TO LICENSED PATENTS

12.	LIABILITY
12.1	Responsibility for Products
12.2	Anutech and ANU not Liable

13.	INDEMNITIES AND INSURANCE
13.1	Indemnity by Praxis
13.2	Indemnity by Anutech
13.3	Notification regarding indemnity
13.4	Insurance

14.	TERM

15.	TERMINATION
15.1	Termination for breach

15.2	Termination in default of payment
15.3	Termination for insolvency
15.4	Reconstruction Exception
15.5	Termination to be without prejudice
15.6	Praxis chooses not to Exploit the ANU Intellectual Property

16.	OBLIGATIONS AND RIGHTS ON TERMINATION
16.1	Obligations of Praxis
16.2	Obligations of Anutech

17.	WARRANTIES
17.1	General Warranties
17.2	Specific warranties in respect of ANU Intellectual Property
17.3	Due diligence

18.	PROTECTION OF LICENSED PATENTS
18.1	Maintenance of the Licensed Patents
18.2	Infringements
18.3	Enforcement
18.4	Licensee’s Proceedings

19.	INFRINGEMENT OF OTHERS RIGHTS

20.	CONSTRUCTION OF PATENTS

21.	WITHHOLDING TAXES

22.	ASSIGNMENT

23.	NOTICES
23.1	Form of Notice
23.2	Manner of Service
23.3	Address for Service
23.4	Time of Service

24.	FORCE MAJEURE

25.	RESOLUTION OF DISPUTES

26.	GENERAL
26.1	Governing Law
26.2	Entire Agreement
26.3	Variations
26.4	Severability
26.5	Relationship of Parties
26.6	Stamp Duty and Costs
26.7	Additional Documents
26.8	Waiver
26.9	Registration of Agreement
26.10	Not obliged to act contrary to law
26.11	Status of Anutech

THIS AGREEMENT is made on the 14 day of October 1999

BETWEEN

ANUTECH PTY LTD A.C.N. 008 548 650 of Anutech Court, Corner Barry Drive and Daley Roads, Australian Capital Territory, Australia 2601

(“Anutech”)

AND

PRAXIS PHARMACEUTICALS AUSTRALIA PTY LTD A.C.N. 082 811 630 having its registered office at Duesbarys, 60 Marcus Clarke Street, Canberra City A.C.T. 2601

(“Praxis”)

WHEREAS

A.                                   Anutech is the commercial subsidiary of the Australian National University (“ANU”) and regularly provides services to its clients by engaging the services of the ANU and does so within the field of this Agreement.

B.                                     ANU is the proprietor of certain patents and is the owner of certain other related intellectual property and has agreed to grant to Praxis a licence of such patents and intellectual property on the terms and conditions set out herein.

C.                                     Praxis wishes to obtain an exclusive licence within the Licensed Field of such patents and intellectual property, and to then undertake the research, development and Exploitation of products based upon such patents.

IT IS AGREED

1.                                      INTERPRETATION

1.1                               Definitions

In this agreement, unless the context otherwise requires, the following words shall have the following meanings:-

“ANU Intellectual Property” means the Licensed Patents, any Intellectual Property relating to the Licensed Patents or actual or potential Products or Processes which is owned by ANU and provided by ANU to Praxis during the Term, and includes any Intellectual Property developed under the Research Funding Agreement.

“Business Day” means a day on which the trading banks are open for general banking business in Canberra, Australia.

“Commencement Date” means the date of execution of this Agreement.

“Confidential Information” means any information whether written, oral, electronic or in any other form which is disclosed by a party or its representatives, is claimed as confidential to itself and which relates to the ANU Intellectual Property, Improvements, this agreement and business of the parties.  It includes all copies and notes generated from the disclosure and each party shall keep and maintain confidential any further information which may come to the other parties knowledge as a result of this Agreement.

“Dollars” or “$” means Australian dollars.

“Exploit” means in respect of a:

a)                                      Product-to make, have made, hire, sell or otherwise dispose of the Product, to offer to make, sell, hire or otherwise dispose of the Product, to use or import it or keep it for the purpose of doing any of those things;

b)                                     Process-use the method or process or do any act in respect of a product resulting from such use which falls within paragraph(a).

“Final Judgment” means a judgment or decree which becomes not further appealable or reviewable through the exhaustion of all permissible applications for appeal, rehearing or review by any superior court or tribunal or through the expiration of time permitted for such applications.

“GST” means a tax on goods and services as defined by Commonwealth legislation.

“Improvements” means any new Intellectual Property or any improvement, innovation, invention or development relating to the function, design, formulation, features, or process of manufacture of any Product.

“Indemnified Parties” means ANU and Anutech and any of their directors, officers, employees, staff, students and agents.

“Intellectual Property” means any copyright, design (whether registered or unregistered), trademark (whether registered or unregistered), circuit layout, knowhow, confidential information (whether such information is in writing or recorded in any other form) and other proprietary or personal rights arising from intellectual activity in the industrial or scientific fields.

“Licence” means the right and licence granted by Anutech to Praxis pursuant to this agreement.

“Licensed Field” means the use of phosphosugars as ethical therapeutics and expressly excludes:

a)                                      the use of phosphosugars as neutriceuticals, complementary medicines or cosmetics for the treatment of any applicable condition;

b)                                     topical application for wound care; and

c)                                      the use of fructose-1, 6-diphosphate, administered non-topically, for the treatment or prophylaxis of ischaemic disorders in humans, which includes transplantation and immunosuppression.

“Licensed Patents” means the patents and patent applications listed in Schedule 1 and includes:

a)                                      any continuations, continuations in part, divisions, registrations, confirmations, reissues, renewals or extensions of term of any of those patents;

b)                                     any corresponding patent or patent application as defined in the Patents Act 1990 (Cth) or any substantially similar form of protection for inventions granted by any other country, the essence of which is a right in the holder of such form of protection to an exclusive right to work the relevant invention, taken out or applied for in any country in the Territory which is fairly based upon or derived from any of those patents;

c)                                      any re-issue, renewal or extension of such a patent or patent application (whether in whole or in part) and any patent of addition thereto.

d)                                     any patent or patent application which is dominated by or dominates those patents.

“Marketing” means the promotion, advertising, distribution and sale of Products and includes a product launch campaign.

“Net Revenue” means all amounts received by, at the direction of or on behalf of Praxis or any Sub-Licensee (or any Related Corporation of either of them) in connection with the ANU Intellectual Property or Products or Process less:

a)                                      transport and insurance related charges actually allowed and taken;

b)                                     trade, quantity or cash discounts or rebates actually allowed and taken;

c)                                      credits or allowances given or made on account of price adjustments, recalls or destruction requested or made by an appropriate government agency; and

d)                                     any Tax, excise or other government charge upon or measured by the sale, transportation, delivery or use of the Product which is actually incurred by the seller;

but does not include any amount in respect of which a royalty has been fully paid by Praxis to Anutech under clause 3 and which shall be calculated without any deduction for amounts referable to any research or development undertaken by Praxis or any Sub-Licensee (or any Related Corporation of either of them) of ANU, including for example pre-clinical research and clinical studies and where applicable in accordance with clause 5 (GST).

“Party” means Anutech or Praxis and their respective successors and permitted assigns and “parties” means both of them.

“Products” means any matter, article or thing which incorporates or arises from the whole or partial use of ANU Intellectual Property.

“Process” means any process or method of manufacture in relation to the operation, means or working or manufacture of a Product.

“Quarter” means each period of three months commencing on the first of each January, April, July and October during the Term.

“Registration” in respect of a country means the gaining of all permissions from all Regulatory Authorities in that country necessary to permit the commencement of Marketing in that country and includes any approval in respect of packaging or labelling.

“Regulatory Authority” in respect of a country means any and all bodies and organisations regulating the importation, distribution, marketing or sale of the Product in any part of that country.

“Related Corporation” has the same meaning as is given to the expression “related body corporate” in the Corporations Act 1989 of the Commonwealth of Australia.

“Research Funding Agreement” means the agreement between Anutech and Praxis, dated on or about the date of this Agreement which provides for the Funding by Praxis of certain research to be undertaken by Anutech.

“Royalty Period” means each Quarter Year during the Term provided that where the Term commences or ends on a day other than first day of a Quarter Year the first and Last reports will be for only so much of the Royalty Period as occurs during the Term.

“Sub-Licensee” means any person who:

a)                                      becomes entitled to exercise any of the rights granted to Praxis under this agreement, whether directly or indirectly or;

b)                                     receives Product from Praxis or any Sub-Licensee for a purpose which includes or could reasonably be regarded as including or with the intention of re-sale.

“Tax” means any Tax withholding tax, charge, rate, duty or impost imposed by any authority, but does not include any income or capital gains tax or GST.

“Term” means the period during which this agreement is in force pursuant to clause 14.

“Territory” means the whole of the world.

“Year” means each period of twelve months commencing on the first day of each January during the Term.

1.2                               Construction

In this agreement unless the context otherwise requires:

a)                                      words importing the singular include the plural and vice versa and words importing any gender include the other genders;

b)                                     references to persons include corporations and bodies politic;

c)                                      references to a person include the successors and permitted assigns of that person;

d)                                     a reference to a statute, ordinance, code or other law include regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether of the same or any other legislative authority having jurisdiction);

e)                                      references to this or any other document include the document as varied or replaced, and notwithstanding any change in the identity of the parties;

f)                                        references to writing include any mode of representing or reproducing words in tangible and permanently visible form, and include telex and facsimile transmissions;

g)                                     an obligation of two or more parties shall bind them jointly and severally and an obligation incurred in favour of two or more parties shall be enforceable by them jointly and severally;

h)                                     if a word or phrase is defined, cognate words and phrases have corresponding definitions:

i)                                         references to a body which has ceased to exist or has been reconstituted, amalgamated, reconstructed or merged, or the functions of which have become exercisable by any other person or body in its place, shall be taken to refer to the person or body established or constituted in its place or the person or body by which its functions have become exercisable;

j)                                         reference to any thing (including, without limitation, any amount) is a reference to the whole or any part of it and reference to a group of things or persons is a reference to any one or more of them;

k)                                      references to this agreement include its schedules;

l)                                         headings shall be ignored in construing this agreement; and

m)                                   if any day appointed or specified by this agreement for the payment of any money or the doing of any act or thing falls on a day that is not a Business day, the day so appointed or specified shall be deemed to be the next day which is a Business Day;

n)                                     no provision of this Agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this Agreement or that provision; and

o)                                     an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any government, governmental, administrative, judicial or semi-governmental agency or body.

1.3                               Precedence

The documents comprising this agreement shall be read in the following order of precedence:

a)                                      the clauses in the body of this agreement; then

b)                                     the paragraphs in the body of the schedules.

Where any conflict occurs between the provisions contained in two or more of the documents forming this agreement, the documents lower in the order of precedence shall where possible be read down to resolve such conflict.  If the conflict remains incapable of resolution by reading down, the conflicting provisions shall be severed from the document lower in the order of precedence without (to the extent possible) otherwise diminishing the enforceability of the remaining provisions of that document.

2.                                      GRANT OF LICENCE

2.1                               Grant of licence

Anutech hereby grants to Praxis with effect on and from the Commencement Date an exclusive license, to:-

a)                                      Explain (within the Licensed Field) the Products and Processes in the Territory utilising the ANU Intellectual Property; and

b)                                     use the ANU Intellectual Property within the Licensed Field for the purposes of further research and development and to Exploit the results of such further research and development.

2.2                               Anutech’s Rights

Anutech and Praxis agree and acknowledge that during the Term, except as set out in or permitted by this agreement Anutech shall not:-

a)                                      Exploit the Products within the Licensed Field in the Territory utilising the ANU Intellectual Property;

b)                                     use the ANU Intellectual Property except for the purpose of its own internal research.

3.                                      ROYALTIES

a)                                      In consideration for the grant of the License Praxis will pay to Anutech a royalty of 2% of Net Revenue.

b)                                     The obligation in clause 3(a) survives the termination of the License and this Agreement.

4.                                      REPORTS

4.1                               Reporting requirements

Praxis shall within 30 days of the end of each Royalty Period provide to Anutech a written report setting out:

a)                                      the total quantity of Products sold or provided by it and by its Sub-Licensees;

b)                                     the Net Revenue;

c)                                      the calculation of the royalty payable, including details of the currency conversion rates used, any taxes or other amounts withheld and any adjustments on account of returns.

4.2                               Interest

Praxis must pay Anutech interest on all amounts due under this Agreement but unpaid, calculated at the rate applicable to overdrafts charged by the Commonwealth Bank of Australia at the date of payment from the due date until the date of payment, calculated daily from the due date.  The payment of such interest shall not preclude Anutech from exercising any other rights it may have because any payment is overdue.

4.3                               Foreign Currencies

Praxis shall calculate royalties in local currencies and convert the same to dollars at the ruling rate of exchange as on the last day of the Royalty Period.

4.4                               Payment Mechanics

The royalty payable to Anutech shall be paid to a bank account nominated by Anutech in Canberra, Australia (or at such other location in Australia as Anutech may stipulate from time to time) within sixty days of the end of each Royalty Period.

4.5                               Praxis to keep accounts and records

Praxis shall keep for a period of 7 (seven) years after the end of the Royalty Period to which they relate, true and particular accounts and records of all sales of Products sufficient to verify Praxis calculation of Net Revenue and Products sold, the calculation of royalty based thereon and conversion of such amounts into the relevant currency.

4.6                               Inspection of accounts

Anutech and its duly authorised representatives shall have the right to inspect and audit from time to time the accounts and records referred to in clause 4.5 and such other matters as are directly relevant to the calculation of the amount of any payment due by Praxis to Anutech under this agreement and shall be entitled to take copies of such records, on the following conditions:-

a)                                      inspection shall be limited to 2 times in any one Year;

b)                                     inspections shall take place during normal business hours and upon reasonable prior notice to Praxis;

c)                                      employees of Anutech or its duly authorised representatives who inspect such accounts and records must be suitably qualified personnel reasonably acceptable to Praxis and shall:

i)                                         whilst inspecting such records and accounts, abide by all of Praxis’ standard rules and regulations;

ii)                                      Anutech shall indemnify and hold Praxis harmless from all liability resulting from any negligence or any other activities on the part of Anutech’s employees or duly authorised representatives inspecting such records and accounts.

4.7                               Settlement of Discrepancies

Anutech shall advise Praxis of the result of any audit conducted by it pursuant to clause 4.6.  If any discrepancy is found by Anutech then the amount thereof shall by paid by the party that owes such amount within 7 days of demand therefor by the party due such amount.

4.8                               Cost of Audit

Anutech shall bear the cost of any such examination unless an underpayment of 5% or more in the amount of any royalty payment is detected in which event Praxis will bear the expense of the examination.

5.                                      GST

The royalty does not include any amount on account of Tax.  If any Tax is payable by Anutech in relation to this Contract, Anutech will increase the royalty on account of the Tax.  Anutech will adjust the royalty having regard to Part VB of the Trade Practices Act: 1974(Cth).

6.                                      EXPLOITATION OF LICENSED PATENTS

6.1                               Praxis’ objectives

Praxis shall use reasonable endeavours at the expense of Praxis to

a)                                      Exploit Product, Process, and ANU Intellectual Property;

b)                                     undertake either itself or through third parties further research and development based on the ANU Intellectual Property; and

c)                                      as and when required, undertake itself or through Related Corporations, or enter into appropriate third party licensing or marketing arrangements, to optimize the returns from sales of Products, and to achieve Marketing of Products at the earliest practicable and economically prudent date and Praxis must:

d)                                     at its cost obtain and maintain all Registrations necessary to allow it in Exploit the ANU Intellectual Property and to manufacture and sell Products;

e)                                      ensure that each Product sold:

i)                                         is of merchantable quality;

ii)                                      is fit for the purpose for which it is acquired;

iii)                                   satisfies any conditions and warranties implied by the law of that country in which it is sold; and

iv)                                  complies with all laws and standards regulating manufacture, assembly, labelling, packaging, storage and sale in the country in which it is sold.

6.2                               Praxis’ specific obligations

Further to its general obligations in clause 6.1 Praxis agrees to:-

a)                                      on a 6 monthly basis provide to Anutech a written plan detailing the steps proposed to be taken by Praxis in at least the next 12 months to achieve the objectives set out in clause 6.1, such plan to include the budgeted expenditure for the next 12 months on such activities in reasonable detail;

b)                                     within 5 years of the Commencement Date, commence the sale of Products either directly or through one or more Sub-Licensees; and

c)                                      provide to Anutech a quarterly report as against prior plans and budgets detailing all activities carried out by or on behalf of Praxis pursuant to clause 6.1.

7.                                      SUB-LICENSING

7.1                               Right to Sub-License

Anutech grants to Praxis the right to sublicence ANU Intellectual Property within the Licensed Field, subject to the prior written approval of Anutech which shall not be unreasonably withheld.

7.2                               Sub-Licence terms

Subject to clause 7.1, Praxis shall have the right to grant sub-licences of the rights granted to it to third parties provided that Praxis ensures that the Sub-Licensee complies with the following:-

a)                                      the third party being granted the sub-licence has the commercial capacity to promote and Exploit the relevant product with due obligence and probity and has at least sufficient skills and resources to comply with the obligations placed upon Praxis in relation to that Product in the relevant country or countries;

b)                                     the sub-licence is wholly consistent with the terms of this Licence and in particular:

i)                                         such sub-licence does not purport to extend or continue in any circumstances where this Licence may be terminated; and

ii)                                      the Sub-Licensee acknowledges that ANU owns the ANU Intellectual Property;

c)                                      the sub-license prohibits the Sub-Licensee from taking any action or allowing any action to be taken which detracts from the ownership of the ANU Intellectual Property by ANU or conflicts with the provisions contained in this Licence in relation to prosecuting or defending the Licensed Patents or defending any allegation of infringement of the ANU Intellectual Property other than the Licensed Patents;

d)                                     the sub-licence is in the English language, executed by the sub-licensee and giving its place of business;

e)                                      the sub-licence requires the sub-licensee to maintain all books, records and accounts necessary to enable verification of Net Revenue and royalties and other amounts required to be paid by Praxis to Anutech and to allow Anutech to inspect those books, records and accounts on terms similar to those contained in clause 4.6; and

f)                                        the sub-licence limits the duration of the sub-licence in respect of the ANU Intellectual Property for the term of this Agreement and further provides for the sub-licence to terminate automatically upon the termination of this Agreement.

7.3                               Research Licences

Praxis shall be entitled to grant licences to third parties to the ANU Intellectual Property for research purposes only on such terms and conditions as it sees fit provided that Praxis protects its rights to any commercially viable technology which may arise from such research.

8.                                      CONFIDENTIAL INFORMATION

8.1                               Obligation of the parties

Subject to clauses 8.2(b) and 8.5, each party covenants with the other as follows:

a)                                      to keep all Confidential Information strictly secret and confidential (including from all its employees, servants and agents), exercising at least the same degree of care as it uses to maintain its own confidential information;

b)                                     to provide proper and secure storage for Confidential Information within its possession or control;

c)                                      to us Confidential Information only for the purposes of this agreement and not for any other activity or purpose whatsoever without the prior written approval of the other party; and

d)                                     to not copy or reduce to writing or any other medium any part of Confidential Information except as may be reasonably necessary for the purposes of this agreement.

8.2                               Exceptions to obligations

a)                                      The obligations of confidence set out in clause 8.1 shall not extend to Confidential Information which:-

i)                               at the time of disclosure to a party is in the public domain;

ii)                            after disclosure to a party becomes part of the public domain otherwise than as a result of the wrongful act of that party or one of that party’s disclosees;

iii)                         a party can show was in its possession at the time of disclosure and was not acquired directly or indirectly from the other party; or

iv)                        is received from a third party provided that it was not acquired directly or indirectly by that third party from a party to this agreement or under an obligation of confidence; or

v)                           is required by compulsion of law to be disclosed,

provided that:

vi)                        the onus shall be on the party alleging the same to prove that one of the above exceptions has application; and

vii)                     in any case of uncertainty as to whether the obligations in clause 8.1 have application to any information, such information shall be treated as subject to the obligations until advised otherwise by the party to whom the obligations are owed.

b)                                     Prior to either party making any disclosure of information which is prima facie Confidential Information in circumstances where the party that intends to disclose the information is of the view that one of the exceptions in clause 8.2(a) has application it shall notify the other party of the facts and circumstances by virtue of which it believes that it is entitled to disclose the information, and shall not disclose such information until either 14 days has elapsed or the other party has indicated its consent to the disclosure of such information.

8.3                               Rights in Confidential Information

Each party acknowledges and agrees that each other party has made a substantial investment in that party’s Confidential Information and has a legitimate right to protect itself against wrongful disclosure or use of such Confidential Information.

8.4                               Term of obligation

The obligations in this clause 8 shall survive the expiry or termination of this agreement for whatever reason and continue indefinitely, subject always to the exceptions included in clause 8.2.

8.5                               Permitted disclosures

Each party (“the first party”) shall be permitted to disclose Confidential Information belonging to another party or supplied to it by another party (“the other party”) to such of the first party’s employees as require access to such information for the purposes of this agreement, provided that:

a)                                      only such Confidential Information as needs to be disclosed to a person for the purposes of this agreement will be disclosed to that person; and

b)                                     the first party shall:

i)                                         have obtained from each such person undertakings in favour of the other party substantially in the form of the relevant obligations and undertakings in this clause 8 (but not this clause 8.5);

ii)                                      be responsible for the performance of its employees’ undertakings referred to in clause 8.5(b)(i); and

iii)                                   take whatever steps are reasonably necessary, including the institution of legal proceedings, to ensure that each of its employees is bound by and observes the terms of the undertakings referred to in clause 8.5(b)(i).

8.6                               Further Disclosure

Praxis shall be permitted to disclose Confidential Information to actual and prospective Sub-Licensees to the extent that it deems reasonably necessary for the purpose of carrying out of obligations under this agreement, in particular the research, development, Exploitation of Marketing or Products, processes or the ANU Intellectual Property, provided that:-

a)                                      only such information as Praxis reasonably considers is necessary for the relevant activity is disclosed; and

b)                                     the recipient of such information agrees to treat such information as confidential and an appropriate agreement to protect the Confidential Information is executed.

9.                                      USE OF NAME

Any proposed use of a party’s name by the other in any published material (including prospectus information) must be approved by the other party in writing prior to release of that published material.

10.                               IMPROVEMENTS BY PRAXIS

Any Improvement invented, discovered or acquired by Praxis during the Term shall be the property of Praxis and Praxis grants to ANU a royalty free non-exclusive licence to use any such Improvement for the duration of the Intellectual Property protection relating to such Improvement but solely for the purpose of further on going internal research and not for any commercial purpose.

11.                               ADDITIONS TO LICENSED PATENTS

Anutech agrees to advise Praxis promptly of the filing of any patent application or of the issue of any patent which are legally or beneficially owned by Anutech or ANU and which:-

a)                                      are dominated by or dominate any patent or patent applications otherwise included in Licensed Patents; or

b)                                     relate to any Product or describe and claim any improvements in or to any Product or methods or processes of making or using the same.

whereupon, Praxis shall have an option to have such patent included within Licensed Patents, such option to be exercised by notice in writing to Anutech within 3 months of notification to Praxis.  If Praxis does exercise its option then such patents or patent applications will be included in Licensed Patents without increase in the earned royalty rate specified in clause 3.  If Praxis does not notify Anutech that it wishes to exercise the option within the period of 3 months then Praxis shall be deemed to have waived all rights and future rights to such patents or patent applications.  Anutech will then have a perpetual unencumbered right to negotiate agreements relating to such patents or patent applications with third parties.

12.                               LIABILITY

12.1                        Responsibility for Products

Praxis shall ensure at all times during the Term that the Products are manufactured, used and sold strictly in accordance with all relevant applicable requirements and standards of relevant jurisdictions and Praxis will be responsible for conducting its own independent examination and verification of the accuracy and suitability of the ANU Intellectual Property and for ensuring the Products are suitable for the purposes for which they are provided.

12.2                        Anutech and ANU not Liable

Except as otherwise specifically provided in this agreement, the Indemnified Parties shall not be liable (in contract or tort or otherwise) to compensate Praxis for any loss howsoever arising suffered by Praxis arising directly or indirectly from the use of the ANU Intellectual Property or from the sale of Products.

13.                               INDEMNITIES AND INSURANCE

13.1                        Indemnity by Praxis

a)                                      Praxis agrees to indemnify the Indemnified Parties against and hold the Indemnified Parties harmless from any and all loss, liability, damage, claim, cost and expense (including without limitation, reasonable attorney’s fees) arising from or in connection with:

i)                                         a breach by Praxis of any of its warranties or obligations under this agreement;

ii)                                      the Exploitation of the Products by Praxis;

iii)                                   the storage, use, sale, shipping and Marketing of the Products by Praxis;

iv)                                  any representations, express, implied or statutory made by Praxis as to the efficacy or safety or use to be made by any purchaser of the Products including, without limitation, representations made by reference to the labelling of packaging or the Products;

provided that Praxis shall not be required to indemnify the Indemnified Parties with respect to any loss, liability, damage, claim, cost or expense to the extent it results from the Indemnified Parties’ negligence or breach of any of its warranties or obligations under this agreement.

b)                                     it shall be a term of any sub-licence granted by Praxis to any Sub-Licensee that the Sub-Licensee agrees to the same extent and in the same terms as the indemnities contained in clause 13.1 to indemnify the Indemnified Parties and that the Sub-Licensee specifically agrees that it will not challenge the standing of the Indemnified Parties in the event of the Indemnified Parties seeking to rely upon such indemnification.

13.2                        Indemnity by Anutech

Anutech agrees to indemnify Praxis against and hold Praxis harmless from any and all loss, liability, damage, claim, cost and expense (including without limitation, reasonable attorney’s fees) arising from or in connection with a breach by the Indemnified parties of any of its warranties or obligations under this agreement provided that Anutech shall not be required to indemnify Praxis with respect to any loss, liability, damage, claim, cost or expense to the extent it results from Praxis negligence or breach of any of Praxis’ warranties or obligations under this agreement.

13.3                        Notification regarding indemnity

Any person seeking indemnity pursuant to clause 13.1 or 13.2 shall promptly notify the relevant party of any claims or suits for which the first person may assert indemnification from that party and shall permit that party and its insurer at the person’s expense to assume or participate in the defence of any such claims or suits and the person shall co-operate with the relevant party or its insurers in such defence when reasonably requested to do so.

13.4                        Insurance

a)                                      Not less than 3 months prior to the commencement of Marketing of any Product, Praxis shall at its own cost forthwith take out and maintain during the balance of the Term one or more adequate policies of insurance for the purposes of product liability protection in respect of activities in respect of the Products in the Territory for an amount not less $10,000,000.

b)                                     Praxis shall provide Anutech with at least 30 days written notice prior to any cancellation of a policy referred to clause 13.4(a) and upon request shall furnish Anutech with a certificate of its insurer confirming the status of a policy taken out by Praxis.

c)                                      Praxis shall procure that all of its Sub-Licenses shall maintain adequate product liability and third party liability insurance in respect of their activities pursuant to their respective sub-licences.

14.                               TERM

Subject to clause 15, the term of this agreement the rights granted hereunder shall continue for the life of the Licensed Patents, unless otherwise earlier terminated clause 15 (Termination) or extended by the written agreement of the parties.

15.                               TERMINATION

15.1                        Termination for breach

Subject to clause 15.5, if one party breaches any term, provision or obligation of this agreement or the Research Funding Agreement (the “Defaulting Party”) and the Defaulting Party fails to:

a)                                      remedy such breach within 90 days after receipt of notice from the other party requiring remedy of the breach;

b)                                     if the breach cannot be remedied within the said 90 day period, commence action within the said 90 day period to remedy the breach and undertake in writing to the other party to complete remedy of the breach as soon as practicable thereafter; or

c)                                      if the breach is incapable of remedy, offer to pay to the other party reasonable pecuniary compensation to the other party in respect of the loss suffered by it as a result of the breach.

the other party shall have the right to terminate this agreement immediately upon the expiration of the said period of 90 days by written notice to the Defaulting Party.

15.2                        Termination in default of payment

Subject to clause 15.5 and notwithstanding anything contained in clause 20, this agreement may be forthwith terminated by a party by giving notice to the other party if that other party defaults in the payment of any money due by that other party to the first party under this agreement and such default continues for a period of 30 days after notice has been given to the other party demanding the payment of such money.

15.3                        Termination for insolvency

Subject to clause 15.5 and notwithstanding anything contained in clause 15.1, this agreement may be terminated by a party giving notice to the other party upon the happening of any of the following events in respect of that other party:

a)                                      the expiration of four weeks from the other party having a receiver, manager, receiver and manager or agent in possession validly appointed for the whole or any substantial part of its assets or from a court order being validly made for the winding up of the other party other than for the purpose of reorganisation or reconstruction;

b)                                     immediately a resolution of the other party’s shareholders is passed for the winding up of that party other than for the purpose of reorganisation or reconstruction;

c)                                      in the event that the other party files a petition in bankruptcy or similar proceedings or is adjudicated bankrupt or if a petition for bankruptcy or similar proceedings is filed against the other party and is not stayed or discharged within 45 days of such filing or if the party becomes insolvent or makes an assignment for the benefit of creditors or enters into any agreement, arrangement or composition pursuant to bankruptcy law or otherwise acknowledges insolvency or is adjudged bankrupt or if the other party discontinues business;

d)                                     any distress, execution, attachment or other process is made or levied against any asset of the other party for an amount in excess of $100,000.00 and remains outstanding or unsatisfied for a period of 60 days; and

e)                                      the other party is in breach of an undertaking given pursuant to clause 15.1(b).

15.4                        Reconstruction Exception

A winding up or liquidation for the purposes of reconstruction or amalgamation by the other party shall not be an event permitting or giving rise to termination if after that reconstruction or amalgamation the resulting corporation becomes bound by the terms of this Agreement by way of assignment or novation.

15.5                        Termination to be without prejudice

Any termination of this agreement shall be without prejudice to the rights which a party has against the other in respect of anything done or omitted to be done hereunder prior to such termination or in respect of any sums or other claims outstanding at the time of termination.

15.6                        Praxis chooses not to Exploit the ANU Intellectual Property

The parties agree to the following:

a)                                      if Praxis reports to Anutech, or Anutech reasonably considers, that Praxis has not Exploited the ANU Intellectual Property in accordance with this Agreement, either generally or in some particular respect, Praxis and Anutech will meet and conduct discussions in good faith with a view to agreeing a mechanism for making the ANU Intellectual Property available to Anutech for further development and Exploitation, either by Anutech on its own or with or through other parties;

b)                                     without limiting the ways that Praxis and Anutech might agree that the ANU Intellectual Property are to be made available to Anutech, examples include an assignment and a licence (whether exclusive or non-exclusive);

c)                                      where it is agreed between Praxis and Anutech that the ANU Intellectual Property are to be made available to Anutech under this arrangement, Praxis and Anutech will seek to agree a method for compensating Praxis to the extent that Praxis activities pursuant in this agreement produced or funded the production of the ANU Intellectual Property and are likely to contribute to any anticipated Exploration;

d)                                     without limiting the ways that Praxis and Anutech might agree that Praxis is to be compensated, the compensation ought to take account of the parties’ respective contributions, receipts and risks which have been or are to be made or taken before, during and after the date of proposed transition; and

e)                                      non agreement in relation to the Exploitation of the ANU Intellectual Property or the method of compensating the Licensee shall not in any way affect the Licensee’s right to the improvements.

16.                               OBLIGATIONS AND RIGHTS ON TERMINATION

16.1                        Obligations of Praxis

Immediately upon termination or expiration of this agreement, Praxis shall:

a)                                      pay all outstanding balances due under this agreement up to the date of termination;

b)                                     remove all signs, advertising displays, labels and the like identifying Praxis as a licensee of the ANU Intellectual Property; and

c)                                      at Anutech’s option and request to terminate or assign to Anutech any sub-licensce granted by Praxis hereunder.

16.2                        Obligations of Anutech

Immediately upon termination or expiration of this agreement, Anutech shall:

a)                                      as soon as conveniently possible reconcile all accounts relating to Praxis; and

b)                                     accept all outstanding balances within existing terms of settlement.

17.                               WARRANTIES

17.1                        General Warranties

Each party represents and warrants to the other that:

a)                                      it has all necessary powers and authorisations necessary to enter into this agreement and observe its obligations hereunder and allow this agreement to be enforced against it;

b)                                     this agreement does not contravene any law, regulation or official directive or any obligations or undertakings by which it or any of its assets are bound or cause a limitation on its powers to be exceeded;

c)                                      there does not presently exist any event which would either now or with the effluxion of time entitle the other party to terminate this agreement pursuant to clause 15.3;

d)                                     it is not a party to any pending or threatened action or proceeding affecting it or any of its assets before a court, governmental agency, commission or arbitrator where an adverse outcome could reasonably be expected to adversely impact upon the performance of its obligations under this agreement; and

e)                                      it has no immunity from the jurisdiction of a court or from legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

17.2                        Specific warranties in respect of ANU Intellectual Property

Anutech warrants and covenants that in respect of ANU Intellectual Property either:

a)                                      ANU is the sole legal and beneficial owner; or

b)                                     ANU has such rights to the ANU Intellectual Property, as will enable ANUTECH to perform its obligations under this Agreement.

Anutech makes no warranty as to whether the US Patent 5520936 (and corresponding international patents or applications) in the name of British Technology Group Limited infringes the ANU Intellectual Property.  Anutech makes no representations or warranties as to the accuracy or completeness of ANU Intellectual Property.

17.3                        Due diligence

Praxis warrants that it has undertaken a due diligence examination of the ANU Intellectual Property and warrants that it satisfied itself as to ANU’s rights to and the validity of the ANU Intellectual Property, in particular the patents and patent applications set out in Schedule 1.

18.                               PROTECTION OF LICENSED PATENTS

18.1                        Maintenance of the Licensed Patents

With respect to the existing Licensed Patents and patent applications:

a)                                      Anutech will prosecute and maintain the patents and patent applications with the relevant patent offices and Praxis will provide all reasonable assistance requested by Anutech at Praxis expense;

b)                                     Praxis shall reimburse Anutech for one third of any costs incurred in filing, maintaining and renewing the Licensed Patents and patent applications whether incurred before and after the date of this Agreement; and

c)                                      Praxis may recommend the countries in which patent applications are to be filed in the name of the ANU.

18.2                        Infringements

a)                                      A party shall promptly report to the other in writing particulars of any action or activity of which the first party becomes aware which might reasonably amount to infringement of or challenge to any of the ANU Intellectual Property.

b)                                     In the event of any patent, the subject of this Agreement, being infringed Praxis may at its own cost and in its own name litigate such infringement and may settle or compromise such litigation in such a manner as Praxis shall determine provided that Praxis shall consult with Anutech in good faith in relation to those proceedings.

18.3                        Enforcement

a)                                      In the event that litigation is taken or threatened by a third party against any rights associated with any patents the subject of this Agreement, the parties shall consult in good faith and use their best endeavours mutually to determine the manner in which these proceedings are to be defended or resisted and to act accordingly provided always that the parties shall first seek the opinion of counsel experienced in such matters.

b)                                     In any litigation, Anutech shall cooperate with Praxis in making available all relevant records, papers, information and the like which may be relevant and in its possession.

18.4                        Licensee’s Proceedings

Upon the commencement of proceedings by Praxis and during the pendency thereof:

a)                                      Praxis shall continue to make royalty reports to Anutech pursuant to clause 4.1 but shall accrue and shall not be obliged to pay royalties on sale of Products in any and all countries in which the infringement or challenge is occurring (other than in respect to sales made prior to the date of first infringement which otherwise attracted a royalty obligation which has not previously been satisfied) until the successful termination of such proceedings or cessation of the infringement or challenge occurs Praxis must pay any royalties retained under this clause into a separate bank account on trust for Praxis and Anutech;

b)                                     Anutech shall furnish to Praxis, upon the request of Praxis, all evidence and information in its possession and control pertaining to any such proceedings and Anutech shall join therein on a non-controlling basis to the extent requested by Praxis.  If the furnishing of evidence and information as aforesaid is likely to involve Anutech in any material expense Praxis will enter into negotiations in good faith with a view to reaching a reasonable agreement as to the extent to which Anutech should be reimbursed therefor;

c)                                      if Praxis receives a Final Judgment holding all applicable claims of Licensed Patents being infringed invalid, or holding adversely as to inventorship of such Licensed Patents or construing all applicable claims of such Licensed Patents so as not to apply to Products for which royalties have been accrued by Praxis, then all moneys withheld under clause 18.5(a) may be paid to Praxis for its own benefit absolutely otherwise Praxis shall pay the same to Anutech forthwith upon receipt of Final Judgment [ILLEGIBLE] any amounts Praxis is entitled to deduct under clause 18.5(e);

d)                                     upon any successful completion such proceedings or upon cessation of such infringement; or challenge, the amounts of any judgment or settlement of past infringement or challenge actually paid to Praxis shall be firstly applied to reimburse Praxis for its costs and expenses in prosecuting such proceedings and the balance, if any, shall subject to amount which may be due to Anutech be retained by Praxis; and

e)                                      if the amount of any such judgment or settlement is insufficient to cover Praxis’ costs and expenses in prosecuting such proceedings, then the costs and expenses of Praxis, or the remainder thereof (as the case may be) will be reimbursed to Praxis out of payments withheld pursuant to clause 18.5(a) and, if necessary, out of any and all future royalty payments which would otherwise become payable by Praxis to Anutech in respect to sales of Products in any country referred to in clause 18.5(a).

19.                               INFRINGEMENT OF OTHERS RIGHTS

If a legal action is commenced against Praxis alleging that any Product manufactured sold exercised or used by Praxis or any of its Sub-Licensees or any method of manufacture of same or use thereof infringes claims of an unexpired patent, patent application or other intellectual property right owned by a third party, Praxis shall promptly notify Anutech of the commencement of legal action.  Anutech, in its sole discretion, may choose to defend and/or assist in the defence of such litigation but shall not be obligated to do so.  However, Anutech shall (at the expense of Praxis) assist Praxis’ efforts to settle and/or defend such claims.  If Anutech does not choose to defend such an action, Praxis shall bear all its own costs and expenses and shall be responsible for awards against it only to the extent that indemnification, warranties and other claims may not be available against Anutech.  If any amounts are recovered by or awarded or paid to Praxis from or by a third party as a result of any such action or litigation, Praxis shall from such amounts reimburse Anutech for all costs and amounts paid by Anutech in connection with such action or litigation and shall after deducting the legal costs incurred by it in taking such legal or other action, pay to Anutech from any compensation recovered thereby, Anutech’s part thereof determined in accordance with the respective interests of the parties in such compensation.

20.                               CONSTRUCTION OF PATENTS

If, in any proceedings in which the validity, infringement or priority of any claim of any patent or patent application included in Licensed Patents is in issue, a Final Judgment is obtained, the construction placed upon any such claim by such a final judgment shall be thereafter followed not only as to such claim but as to all claims to which such construction applies with respect to acts occuring thereafter.

21.                               WITHHOLDING TAXES

If Praxis is legally obliged to deduct or withhold any tax from any payment, in particular any royalty payment, to be made to Anutech hereunder, Praxis shall on request provide Anutech with receipts and any other evidence from relevant revenue authorities which may be required by Anutech for its own tax affairs and Praxis shall not be required to gross up any such amount.

22.                               ASSIGNMENT

A party shall not assign any rights hereunder to third parties, provided that Anutech shall not withhold its consent to an assignment by Praxis if:

a)                                      the assignment is to:

i)                                         a Related Corporation of Praxis; or

ii)                                      a person who is reasonably acceptable to Anutech having regard to the government policy to which it or ANU is subject; and

b)                                     the assignment binds assignee to perform, in favour of Anutech, each and everyone of the obligations of Praxis.

23.                               NOTICES

23.1                        Form of Notice

Any notice, approval, consent or other communication (“notice”) from one party to another (“Recipient”) must be in writing and be signed by a person duly authorised by the person giving the notice.

23.2                        Manner of Service

A notice must be served by:-

a)                                      leaving it at the Recipient’s address;

b)                                     sending by ordinary pre-paid post (airmail if being sent from or to a place outside of Australia) to the Recipient’s address; or

c)                                      sending it by facsimile to the facsimile number of the Recipient.

23.3                        Address for Service

Until other details are specified by a Party as its address or facsimile number for service the following shall apply:-

ANUTECH

Address:                Corner Barry Drive and Daley Roads

Australian Capital Territory, Australia 2601

Postal Address:	GPO Box 4
Canberra ACT 2601

Facsimile:	6257 1433

Attention:	Dr Chris Scott

Praxis

Address:

Postal Address:

Facsimile:

Attention:

23.4                        Time of Service

A letter or facsimile shall be taken to be served:-

a)                                      in the case of a delivered letter, on the day of delivery, unless delivery is made on a non Business Day or after 4:30 p.m. on a Business Day, in which case it shall be taken to be served on the next Business Day;

b)                                     in the case of a posted letter, on the third (or seventh in the case of airmail) Business Day after posting; and

c)                                      in the case of a facsimile, on receipt by the party giving the notice of a transmission confirmation report, unless within one Business Day of receipt the Recipient has informed the party giving the notice that the transmission was incomplete or garbled, provided that in any case if transmission is completed after 4:30 p.m. (local time in the place of receipt) or is received on a non Business Day, the notice shall be taken to be served on the next Business Day.

24.                               FORCE MAJEURE

No party shall be responsible or liable to the any other party for, nor shall this agreement be terminated as a result of any failure to perform any of its obligations hereunder (with the exception of payment of monies, due and owing), if such failure results from circumstances beyond the control of such party, including, without limitation, requisition by any government authority or the effect of any statute, ordinance or governmental order or regulations, wars, strikes, lockouts, riots, epidemic disease, act of god, civil commotion, fire, earthquake, storm, failure of public utilities, common carriers or suppliers, or any other circumstances, whether or not similar to the above causes.  The parties shall use reasonable efforts to avoid or remove any such causes and shall resume performance under this agreement as soon as feasible whenever such cause is removed provided however that the foregoing shall not be construed to require a party to settle any labour dispute or to commence, continue at settle any litigation.

25.                               RESOLUTION OF DISPUTES

a)                                      A party must not start arbitration or court proceedings (except proceedings seeking interlocutory relief) about a dispute arising out of this agreement (“Dispute”) unless it has complied with this clause.

b)                                     A party claiming that a Dispute has arisen must notify the other party to the Dispute giving details of the Dispute (“Notification”)

c)                                      On receipt of a Notification each party must refer the Dispute for resolution by its Chief Executive Officer or the CEO’s nominee.

d)                                     If the parties are unable to resolve the Dispute in accordance with clause 25 the parties must use their best efforts during the following 7 days to agree on:

i)                                         a process to resolve all or at least part of the Dispute without arbitration or court proceedings (eg. mediation, conciliation, executive appraisal or independent expert determination);

ii)                                      the selection and payment of any person (“Mediator”) to be engaged by the parties for, and the involvement of any dispute resolution organisation in, the process;

iii)                                   any procedural rules;

iv)                                  the timetable, including any exchange of relevant information and documents; and

v)                                     the place where any meetings will be held.

e)                                      The role of any Mediator will be to assist in negotiating a resolution of the Dispute.  A decision of any Mediator is not binding on a party unless that party has so agreed in writing.

f)                                        Each party must bear its own costs of resolving a Dispute under this clause and the parties to the Dispute must bear equally the costs of any Mediator engaged and independent premises used for the mediation.

g)                                     If the Dispute is not resolved within 30 days after Notification, a party that has complied with clause 25 may terminate the dispute resolution process by giving notice to the other party to the Dispute.

h)                                     If a party to a Dispute does not comply with any provision of clause 25 the other party to the Dispute will not be bound by that clause.

26.                               GENERAL

26.1                        Governing Law

This agreement shall be construed in accordance with and governed by the laws of the Australian Capital Territory, Australia and its form, execution, validity, construction and effect shall be determined on accordance with the laws of the Australian Capital Territory and the parties hereby submit themselves to the jurisdiction of the courts in and of that Territory.

26.2                        Entire Agreement

Except as set out herein, this agreement constitutes the entire agreement of the parties (and into which all prior negotiations, commitments, representations and undertakings with respect to the subject matter are merged) and there are no other oral undertakings, warranties or agreements between the parties relating to the subject matter of this agreement and this agreement is not based upon any representations as to profit or worth nor has any representation been made whether by this agreement or otherwise) to induce Anutech or Praxis to accept and execute this agreement.

26.3                        Variations

Any modification, alteration, change or variation of any term or condition of this agreement shall be only made in writing, executed by all parties.

26.4                        Severability

This Agreement is severable and is deemed to apply separately as to each country comprising the Territory.  A material breach of this Agreement in respect of one or more countries in the Territory shall not affect the validity or enforceability of this Agreement as to the other countries comprising the Territory.  If any provision shall be held invalid or unenforceable, in whole or to part in any jurisdiction, then such invalidity or unenforceability shall only affect such provision or part thereof in such jurisdiction, and shall not in any manner affect the provision in this Agreement in any other jurisdiction.  To the extent legally permissible an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

26.5                        Relationship of Parties

Nothing contained in this agreement shall be construed so as to operate or to place any party hereto in the relationship of principal employee, agent, partner, joint venturer or legal representative of any other party and it is hereby expressly agreed and acknowledged that each of the parties hereto is an independent contracting party and does not have the authority or power for or on behalf of any other party hereto to enter into any contract, to incur debts, to accept money, to assume any obligations or to make any warranties or representations whatsoever.

26.6                        Stamp Duty and Costs

Each of the parties hereto shall bear its own legal costs of and incidental to the preparation of this agreement or any agreement entered or document executed pursuant to or to give effect to this agreement.  Praxis shall pay stamp duty (if any) payable on this agreement and on any agreement entered into or document executed pursuant to or to give effect to this agreement.

26.7                        Additional Documents

Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to give effect to the provisions and purposes of this agreement.

26.8                        Waiver

The failure of any of the parties to insist upon a strict performance of any of the terms and provisions herein shall not be deemed a waiver of any subsequent breach or default of any of the terms or provisions of this agreement.

26.9                        Registration of Agreement

If this Agreement or any associated transaction is required by the law of any country to be either approved or registered in any country or with any governmental agency, Praxis shall be responsible for obtaining such approval or registration including without limiting the generality of the foregoing, causing the Agreement to be stamped, recorded and registered at its cost in each country within the Territory.  Anutech agrees to co-operate in any such application or registration procedure.  Praxis shall furnish proof of compliance with foregoing to Anutech when and if Anutech so requires.

26.10                 Not obliged to act contrary to law

No party shall be obligated to carry out or perform any of the terms of this agreement where such carrying out or performance would constitute a violation of any treaty, law, code or regulation of any governmental authority whether local, national or supranational.  In any event the other terms of this agreement shall nevertheless continue and the parties shall use all reasonable endeavours to re-negotiate and amend this agreement so that the performance of this agreement as so amended will not involve any such violation.

26.11                 Status of Anutech

Anutech warrants and covenants that it enters into agreement as agent for and on behalf of ANU having full power and authority so to do, and with the express consent of ANU, to the intent that each and every of the warranties, covenants, terms and conditions of this agreement are given by Anutech in its own and bind Anutech in its own fight.

SCHEDULE 1 - LICENSED PATENTS

Phosphosugar based anti-inflammatory and/or immunosuppressive drugs

—                                   International Application No. PCT/AU89/00350

—                                   Inventors - William Cowden. Christopher Parish, David Willenborg

—                                   Priority date - 18 August 1988

—                                   International filing date - 18 August 1989

—                                   ANUTECH reference 140

Country	Application No.	Patent No.	Status
Australia	41875/89	627500	granted
Europe	89909685.3	0429522	granted
Japan	509079/89		examination requested
USA	988001	5506210*	granted
USA-continuation			discontinued

*            date of grant = 9 April 1996

Novel Phosphosugars and phosphosugar-containing compounds having anti-inflammatory activity

—                                   Inventors - William Cowden, Christopher Parish, David Willenborg

—                                   Priority date - 18 October 1996

—                                   ANUTECH reference 278

Country	Application No.	Patent No.	Status
Australia	PO3098/96	INT	on 18 October 1997
Australia	41866/97		examination requested
USA	08/953305		examination requested

IN WITNESS: this Agreement shall be duly executed and shall commence from the Commencement Date:-

The COMMON SEAL of )
PRAXIS Pharmaceuticals Australia Pry )	[SEAL]
Limited was hereunto affixed in accordance )
with its constitution in the presence of: )

/s/ Brett Charlton	/s/ W.B. Cowden
Director/Secretary	Director

BRETT CHARLTON	W.B. COWDEN
Name	Name

The COMMON SEAL of )
ANUTECH Pty Limited )	[SEAL]
was hereunto affixed in accordance )
with its constitution in the presence of: )

/s/ I. Sarteschi	/s/ John D. Bell
Director/Secretary	Director
I. SARTESCHI
COMPANY SECRETARY	John D Bell
ANUTECH PTY LTD	Managing Director
Name	Name

ANUTECH Pty Ltd	Switchboard:	(+612) 6249 3811
ACN 008 548 650	Email:	geoff.page@anutech.com.au
Dr Geoff Page	Internet:	http://www.anutech.com.au
Managing Director

Our Ref:  L202

5 April 2002

Professor W. Cowden

Praxis Pharmaceuticals Australia Pty Ltd

C/o JCSMR

ANU

ACT 0200

Dear Professor Cowden

Reporting Requirements under the Exclusive License Agreement

Under Clause 6.2(a) and 6.2(c) of the Exclusive License Agreement between Anutech Pty Ltd and Praxis Pharmaceuticals Australia Pty Ltd Praxis is obligated to provide Anutech with 6 monthly and quarterly reports.

With respect to the reports outstanding for 1999-2001 Anutech will waive Praxis’ obligation to provide those documents.

With respect to the ongoing reporting obligations Anutech:

(a)                                  proposes the amend the agreement as follows:

(i)                                     replace clause 6.2(a) with the following: “provide a report to Anutech, every 12 months, detailing the activities undertaken by Praxis for the prior 12 month period pursuant to clause 6.1 and future plans to achieve the objectives set out in clause 6.1; and

(ii)                                  replace clause 6.2(c) with the following: “provide a brief report to Anutech, every 6 months, describing progress against prior plans, outlined in the report pursuant to clause 6.2(a), of activities carried out by or on behalf of Praxis pursuant to clause 6.1

(b)                                 proposes that the reporting obligations adhere to the calendar year, thus the 6 month 2002 report will be due July 1 2002.

Please confirm your acceptance of these changes by returning a signed copy of this letter to me at your earliest convenience.

Yours Sincerely,
Anutech Pty Limited

/s/ Geoff Page
Dr Geoff Page
Managing Director

/s/ [ILLEGIBLE]

[ILLEGIBLE]

GPO Box 4 Canberra ACT 2601 AUSTRALIA
Corner of Barry Drive & North Road, Action ACT
ANUTECH Pty Ltd	Facsimile:	(+612) 6257 1433
ACN 008 549 850	Switchboard:	(+612) 6125 6101
	Direct Line:	(+612) 6125 2329
Dr Geoff Page	Email:	geoff.page@anutech.com.au
Managing Director	Internet:	http://www.anutech.com.au

16 September 2003

Dr Alan Robertson

Pharmaxis Pty Ltd

2/10 Rodborough Road

Frenchs Forest

NSW 2086

Dear Dr Robertson

Minor Changes to the Detail of the Exclusive Licence Agreement between Anutech Pty Ltd and Praxis Pharmaceuticals Australia Pty Ltd (now Pharmaxis Pharmaceuticals Australia Pty Ltd)

Dr. Brett Charlton, Medical Director Pharmaxis Pharmaceuticals Australia Pty Ltd, has advised that Pharmaxis Pharmaceuticals Australia Pty Ltd is moving to a listing on the ASX in the next two months and aiming to raise $20m to constitute its preclinical and clinical development programs.

As reported in the summaries provided by Dr Charlton considerable progress has been made in the development of a new treatment for multiple sclerosis arising from the Intellectual Property licensed from the Australian National University.  Under the terms of the Exclusive Licence Agreement signed between Anutech Pty Ltd and Praxis Pharmaceuticals Australia Pty Ltd (now Pharmaxis Pharmaceuticals Australia Pty Ltd).  Praxis Pharmaceuticals Australia Pty Ltd agreed to commence the sales of a product arising from the licensed Intellectual Property within 5 years of the commencement date of the licence, that is, the date of signing of the licence - 14 October 1999.

In recognition of the extent and complexity of the regulatory approval process for new ethical pharmaceutical treatments, Anutech Pty Ltd is pleased to agree to an extension in the milestone for first product sales to 2011 that is 12 years from the date of signing of the licence.

With best wishes

Yours Sincerely

/s/ Dr. Geoffrey Page

Dr. Geoffrey Page
Managing Director
Anutech Pty Ltd

Amendment Deed

to the Exclusive License Agreement dated 14 October 1999

This Amendment Deed is made on 19 October 2004 between ANU Enterprise Pty Ltd ACN 008 548 650 (formerly called Anutech Pty Ltd) (“Anutech”) and Pharmaxis Ltd ACN 082 811 630 (formerly called Praxis Pharmaceuticals Australia Pty Ltd) (Pharmaxis”)

Recitals

A.                                   On 14 October 1999 Anutech and Pharmaxis entered into an Exclusive License Agreement (“EL Agreement”).

B.                                     On 5 April 2002 and 16 September 2003, Anutech and Pharmaxis further amended the EL Agreement.

C.                                     The parties wish to amend the EL Agreement as set out below.

1.                                      Interpretation

(a)                                  “EL Agreement” means the agreement referred to in Recital A.

(b)                                 Expressions defined in the EL Agreement have the same meaning when used in this deed.

(c)                                  Clauses 1.2 and 26 of the EL Agreement apply to this deed as if set out in full herein.

2.                                      Amendments

The EL Agreement is hereby amended as follows:

2.1                                 In Clause 1.1, in the definition of “ANU Intellectual Property”, by replacing, “and includes any Intellectual Property developed under the Research Funding Agreement” with “and excludes any Intellectual Property developed  under the Research Funding Agreement and under any Services Agreements.”

2.2                                 In Clause 1.1, in the definition of “Research Funding Agreement”, by replacing “dated on or about the date of this Agreement” with “dated December 06, 2000”.

2.3                                 In Clause 1.1 in the definitions section of the EL Agreement inserting –“Services Agreements” means agreements entered into from time to time between Pharmaxis and Anutech for services provided by Anutech to Pharmaxis.”

2.4                                 In Clause 1.1, in the definition of “Licensed Field” by deleting Clause b and Clause c.

2.5                                 In Clause 1.1 in the definition of “Licensed Patents” by deleting Clause d.

2.6                                 In Clause 5, by deleting the last sentence of the Clause and renumbering the amended text of Clause 5 as clause a) and adding the following new clauses b) to h):

“b)                               Notwithstanding any other provision of this agreement, if one party (the supplier) makes a taxable supply to another party (the recipient) and the supplier is or becomes liable to pay GST on that taxable supply, the amount of consideration payable by the recipient for that taxable supply will be increased by the amount of GST payable.

c)                                      Unless provided otherwise in this agreement, the recipient will pay the full amount of the consideration plus GST within 30 days of receiving a tax invoice in respect of that taxable supply.

d)                                     If a party becomes aware of an adjustment event, that party agrees to notify the other party as soon as practicable after becoming so aware, and the parties agree to take whatever steps are necessary, including issuing an adjustment note, and to make whatever adjustments are required to ensure that any GST or additional GST on that supply or any refund of GST (or any part thereof) is paid as soon as is practicable but no later than 28 days after the supplier has satisfied itself that the adjustment event has occurred.

e)                                      Each party must provide the other parties with all documentation reasonably required by them to claim any input tax credits claimable for or in relation to any supply made under this agreement.

f)                                        Where a party reimburse another party for or in respect of any wholly or partly creditable acquisition or wholly or partly creditable importation made by that other party, and that reimbursement does not constitute the consideration for a taxable supply, the amount reimbursed shall be net of any input tax credit that relates to that acquisition or importation.

g)                                     The parties agree to make any reasonable changes which, in the reasonably held opinion of any party, are required to be made to this agreement to reflect changes in the GST Law.

h)                                     For the purposes of this clause 5 the terms ‘supplier’, ‘recipient’, ‘taxable supply’, ‘consideration’, ‘tax invoice’, ‘adjustment event’, ‘creditable acquisition’, ‘creditable importation’, input tax credit’ and ‘GST Law’, have the same meanings as given to them in the A New Tax System (Goods and Services Tax) Act 1999 and any substantially similar legislation which is passed into law and which may operate at any time during the term of this agreement.”

2.7                                 In Clause 9, by inserting “(including the use by Pharmaxis of the name of the ANU or any school, department, faculty or other body of ANU or any employee, researcher, visiting fellow, staff member or council or committee member of ANU)”.

2.8                                 In Clause 10, by renumbering the text of the clause as a) and adding the following new clause b):

“If any research is performed by the ANU or Anutech which is fully funded by Pharmaxis before the Research Funding Agreement is entered into, in relation to any intellectual Property which is created in the performance of that research, the ANU and Anutech:

i)                                         assign to Pharmaxis all such Intellectual Property;

ii)                                      shall make available to Pharmaxis upon request and allow Pharmaxis to use for commercial purposes all such Intellectual Property which is confidential information and know how and each party shall thereafter treat that information and know how as Confidential information of the other party for the purposes of this Agreement,”.

2.9                                 In Clause 18.1b, by deleting the text and replacing the text with: “Pharmaxis shall reimburse Anutech for one third of any costs incurred in filing, maintaining and renewing the Licensed Patents and patent applications incurred before 31 December 2003”.

2.10                           Insert new Clause 18.1c as follows: “Pharmaxis shall reimburse Anutech for all costs incurred in filing, maintaining and renewing the Licensed Patents and patent applications incurred after 31 December 2003”.

2.11                           Former Clause 18.1c in the agreement is renamed Clause 18.1d.

2.12                           In Clause 23.4, by adding the following details for Pharmaxis:

The Company Secretary

Pharmaxis Ltd

2/10 Rodborough Road

Frenchs Forest, NSW 2086

AUSTRALIA

Facsimile No: 02 9451 3622

3.                                      Effective Date of the Amendments

3.1                                 The amendments made by this deed shall be taken to have been made at the time the EL Agreement was entered into and the rights and obligations of the parties shall be altered and construed accordingly.

Executed by the parties as a deed:

Executed in accordance with	)
section 127 of the Corporations	)	[SEAL]
Act 2001 by ANU Enterprise Pty Ltd:

/s/ L. E. Cram			/s/ James Fulton Muir
Signature of Director /			Signature of Director

L. E. CRAM			JAMES FULTON MUIR
Name			Name

Executed in accordance with	)
section 127 of the Corporations	)
Act 2001 by Pharmaxis Ltd:	)

/s/ David McGarvey			/s/ Alan D Robertson
Signature of Director / Secretary			Signature of Director

DAVID McGARVEY			A.D. ROBERTSON
Name			Name